Exhibit 10.08

September 9, 2009

Mike Osier

Dear Mike,

Chegg, Inc. (the “Company”) is pleased to offer you employment on the following terms:

Position: Your initial title will be VP of Operations and IT and you will report to Chegg’s CTO, Chuck Geiger. This is a full-time exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

1.	Start Date and Place of Employment: Your first day of employment (“Start Date”) at the Company will be October 1, 2009. You will be working at Chegg’s headquarter offices located at 2350 Mission College Blvd. Suite 1400, Santa Clara, CA 95054.

2.	Cash Compensation:

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Base Compensation. The Company will pay you a starting salary at the rate of $210,000 per year, payable in accordance with the Company’s standard payroll schedule currently paid on the 1st and 15th of every month.

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Performance Bonus. You may also be eligible for an annual performance bonus of 30% of your annual salary based upon achieving company and individual objectives. The timing and amount of the bonus payment(s) will be at the discretion of your manager. The objectives for the performance bonus will be developed by you and your manager, but subject to your manager’s final approval.

•	Involuntary Termination. In the event you are subject to an involuntary termination (as defined in Section 8) Chegg will pay you a cash severance amount equal to six (6) months’ base salary.

3.	Employment Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. You will be eligible to participate in Chegg’s Health Insurance Program beginning October 1, 2009. The terms and conditions of specific benefits, such as health insurance, are governed by the plan documents.

4.

Stock Options: Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions granted under the Company’s Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option

Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

5.	Proprietary Information and Inventions Agreement: Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the CHEGG, INC. CONFIDENTIALITY AGREEMENT and the CHEGG, INC. INTELLECTUAL PROPERTY RIGHTS AGREEMENT, copies of which are attached hereto.

6.	Employment Relationship: Employment with the Company is for no specified period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the company (other than you).

7.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8.	Definitions: The following term have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to a felony under the laws of the United States or any state, (e) your gross misconduct, (f) your continuing failure to perform reasonable assigned duties after receiving written notification of the failure from your hiring manager or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directions, officer or employees, if the Company has requested your cooperation.

“Involuntary Termination” means involuntary discharge by the Company for reasons other than Cause.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed original and duplicate of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to Carlo Vera Cruz of Human Resources. This offer is subject to completion of positive feedback from professional references. This offer, if not accepted, will expire at the close of business on September 11 , 2009. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States within 72 hours of your start date.

We look forward to working with you and hope that your work at Chegg is a rewarding experience.

If you have any questions, please call me at 408-855-4400.

Very truly yours,
CHEGG, INC.

/s/ Jim Safka
By:	Jim Safka
Title:	Chief Executive Officer

I have read and accept this employment offer:

Signature of employee:	Michael Osier

Dated:	9/11/09